UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2016

Syntel, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22903	38-2312018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 E. Big Beaver Road, Suite 300, Troy, Michigan		48083
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (248) 619-2800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As approved by the Syntel, Inc. (“Syntel”) Board of Directors, on November 23, 2016 Rakesh Khanna’s compensation as Interim Chief Executive Officer and President was agreed upon at a base salary of 19,000,000 Indian rupees per year and a variable annual target bonus of 9,000,000 Indian rupees. The new compensation level has an effective date of November 4, 2016. In connection with his appointment as Interim Chief Executive Officer and President, Mr. Khanna received a grant of 20,000 restricted stock units (to vest over four years) pursuant to the Syntel 2016 Incentive Plan. Syntel will also provide one club membership for Mr. Khanna in India. All other terms and conditions of Mr. Khanna’s employment will remain unchanged.

As approved by the Syntel, Inc. (“Syntel”) Board of Directors, on November 24, 2016 Prashant Ranade’s compensation as Executive Co-Chairman was agreed upon at a base salary of 53,667,000 Indian rupees per year and a variable annual target bonus of 26,833,500 Indian rupees. The new compensation level has an effective date of November 4, 2016. In connection with his appointment as Executive Co-Chairman, Mr. Ranade received a grant of 200,000 restricted stock units (to vest over four years) pursuant to the Syntel 2016 Incentive Plan. Mr. Ranade’s compensation will be adjusted for U.S. dollar/Indian rupee exchange rate changes if the U.S. dollar increases over the conversion rate of one U.S. dollar to 66.75 Indian rupees. All other terms and conditions of Mr. Ranade’s employment will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Syntel, Inc. (Registrant)

Date November 29, 2016	By	/s/ Daniel M. Moore
Daniel M. Moore, Chief Administrative Officer

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